Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

SMART Global Holdings Announces New CEO Appointment

NEWARK, CA – March 14, 2018 – SMART Global Holdings, Inc. (“SMART”) (NASDAQ: SGH) today announced that its current Executive Chairman, Ajay Shah, has agreed to accept the full-time position as the next President and CEO of SMART and will continue as the Chairman of the Board. As previously announced, Iain MacKenzie will remain on the board of directors and will continue as Co-CEO until the transition to Mr. Shah is complete.

“After a thorough evaluation process, the board is pleased Ajay will assume leadership of this world-class organization,” said Jason White, Chair of the Nominating and Corporate Governance Committee. “Ajay’s deep industry knowledge and institutional tenure with SMART and its customers, suppliers, and global operations make him uniquely qualified to lead the company into the future. Ajay’s investing and M&A experience also fits well with the company’s strategic plans for diversification and expansion.”

“I am honored and excited about the opportunity to lead this exceptional organization,” said Mr. Shah. “SMART is well positioned to continue the great progress achieved over the years under Iain’s leadership and I look forward to working closely with the board and the entire SMART team. This is a terrific opportunity to build further on the tremendous company that Iain and the team have developed.”

“I am very pleased that Ajay will be taking over as President and CEO,” said Mr. MacKenzie, SMART’s current President and CEO. “His strong technology background and long-standing involvement with SMART will be of great value to our shareholders, our employees and to our business partners.”

“After more than 20 years of service at SMART, including 13 years as CEO, I am excited to assist in this transition and to continue to be engaged as a director and a resource for the company in the years to come,” continued Mr. MacKenzie. “SMART has an excellent team in place and is well positioned to make great strides forward in the coming years. It has been an honor to work with the fantastic people at SMART and to help the company achieve so much success.”

“We look forward to working with Ajay in his new capacity as President and CEO of SMART and supporting the further development of the company’s strategies” said Ken Hao, a Managing Partner of Silver Lake and member of SMART’s board of directors.

Mr. Shah co-founded SMART Modular Technologies, SMART’s predecessor company, in 1988 and served as Chief Executive Officer and Chairman of the Board until 2000 when it was acquired by Solectron Corporation. He has served as SMART’s Chairman of the Board since its spin-off from Solectron in April 2004.

Mr. Shah has been actively involved in technology investing, merger and acquisitions and private equity since 2002 when he founded the private equity firm Shah Capital Partners. He joined Silver Lake, a global investment firm, in 2007, and is the co-founder and Managing Partner of Silver Lake Sumeru. Since 2014, Mr. Shah has also served as a Senior Operating Partner of Sumeru Equity Partners, a middle-market private equity firm.

Mr. Shah is a senior fellow of the American Leadership Forum, serves on the boards of National Audubon Society and The Indian School of Business, India and is a Trustee of the American India Foundation. He also serves on a number of private company boards. Mr. Shah has a B.S. in Engineering from the University of Baroda, India and an M.S. degree in Engineering Management from Stanford University.

About SMART Global Holdings

The SMART family of companies are global leaders in specialty memory, storage and hybrid solutions serving the electronics industry with standard and custom products for over 25 years. SMART delivers components, modules and solutions to a broad customer base, including OEMs in computing, networking, communications, storage, mobile and industrial markets. Customers rely on SMART as a strategic supplier with custom designs, product quality, technical support, a global footprint, and the ability to provide locally manufactured memory products in multiple geographies. See www.smartgh.com, www.smartm.com, www.smarth.com or www.smartsscs.com for more information.

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Investor Contact:
Suzanne Schmidt
Investor Relations for SMART Global Holdings, Inc.
(510) 360-8596
ir@smartm.com